                                            Filed Pursuant to Rule 424(b)(3)&(c)
                                                           SEC File No. 333-6541

                 SUPPLEMENT TO PROSPECTUS DATED JULY 29, 1996

      The Prospectus dated July 29, 1996 of Weitzer Homebuilders Incorporated (the "Company") is hereby supplemented to include the following:

      The list of Selling Shareholders is hereby amended to correct the number of shares of Class A Common Stock of the Company beneficially owned by New Valley Corporation and Mohammad A. and Hasina Hossain, and to include the following Selling Shareholders:


                                                            Shares                     Number of                   Shares
                                                         Beneficially                Shares Being            Beneficially Owned
           Name                                             Owned                  Offered for Sale          After the Offering
           ----                                          ------------              ----------------          ------------------
Mr. Michael Berardo                                        1,923                       1,923                         0

Mr. James J. Bey                                            481                         481                          0

Mr. James N. Cutler, Jr.                                   1,923                       1,923                         0

Mr. Frank W. Cutler                                        1,923                       1,923                         0

Dorigol S.A.                                               3,846                       3,846                         0

Mr. Harvey B. Fink                                          961                         961                          0

John P. Funkey, Trustee                                     961                         961                          0
for John P. Funkey
Revocable Trust

Mr. Michael J. Garnick                                     3,846                       3,846                         0

Mr. Paul K. Goldberg                                       1,923                       1,923                         0

Mrs. Phyllis E. Goldberg                                   1,923                       1,923                         0

Mr. Alan Grotenstein                                        961                         961                          0

HMA Investments Profit                                     3,846                       3,846                         0
Sharing F/B/O Howard
Appel

Mohammad A. & Hasina                                       1,923                       1,923                         0
Hossain JTWROS

IHN, Inc.                                                  1,923                       1,923                         0

Ms. Bertha Kierboe                                          961                         961                          0

Mr. Erik Kirstein                                          1,923                       1,923                         0

Rita Linsker & Janice                                      1,923                       1,923                         0
Gates

Mr. Hadar Margolin                                         1,923                       1,923                         0

Mrs. Donna Miller                                          1,923                       1,923                         0

Omotsu Holdings, Ltd.                                      3,846                       3,846                         0

Reid Enterprises of                                         961                         961                          0
Charlotte Pension Plan,
Dtd. 3/1/84

Dr. Stanley F. Roth, M.D.,                                  481                         481                          0
P.A.

New Valley Corporation                                     81,726                     81,726                         0

      The Prospectus is also supplemented to indicate that the shares of Class A Common Stock of the Company are traded on the Small Cap Market of Nasdaq, effective August 30, 1996, and are no longer traded on the National Market System of Nasdaq effective as of such date.

      The Prospectus is also supplemented to include the following. On August
15, 1996, the Company was named as a defendant in a lawsuit captioned, UC
                                                                       --
Financial Ltd. and Universal Finanz Holding AG v. Weitzer Homebuilders, Inc.
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(No. 96 Civ. 6737 (SHS)).  The lawsuit was commenced in the Supreme Court of the
State of New York, County of New York, and was subsequently removed to the United States District Court, Southern District of New York. The lawsuit seeks damages exceeding $1,000,000 and/or injunctive relief requiring the Company to issue 433,988 shares of the Company's Class A Common Stock in connection with the purported conversion of outstanding convertible debentures. As previously reported in the Company's Form 10-Q for the quarter ended June 30, 1996, the Company has suspended indefinitely the convertibility of such outstanding debentures. The Company believes that such debentureholders have breached certain representations and warranties made to the Company at the time of the issuance of said debentures. The Company is and continues to vigorously defend said lawsuit and believes that its defenses are meritorious, although no assurance can be given as to the ultimate resolution of such matter.

                The date of this Supplement is October 4, 1996.